Exhibit 11.1

CANON GROUP CODE OF CONDUCT

Introduction

Canon Group Code of Conduct

Canon has adopted as its corporate philosophy the concept of kyosei, which can be translated as “living and working together for the common good,” and our basic management policy is to contribute to the prosperity and well being of the world while endeavoring to become a truly excellent global company that achieves continuous corporate growth and development.

The Canon Group Code of Conduct was introduced in 2001 on August 10th, the anniversary of the company’s founding. This Code reiterates the management stance of the Canon Group, as well as practical rules which the executives and employees of the Canon Group must comply with in the performance of their duties.

To realize our goal of becoming a company that is welcomed and respected around the world, the executives and employees of the Canon Group must observe and act in accordance with the provisions outlined in the Canon Group Code of Conduct.

It should be noted that Canon adheres to a set of universal guiding principles—the “San-ji (Three ‘selfs’) Spirit”—that provides a basis for our actions. The “Three ‘selfs’” are: self-motivation, self-management, and self-awareness.

We have long believed in and practiced the important principle that one should always maintain a positive attitude towards one’s work by (i) understanding the position, role, and status in which one has been placed (ji-kaku: self-awareness); (ii) taking the initiative to become actively engaged in the tasks that one faces (ji-hatsu: self-motivation); and (iii) properly managing oneself (ji-chi: self-management).

The various provisions of the Canon Group Code of Conduct find their inspiration in the Canon San-ji Spirit.

I eagerly call upon each and every member of the Canon Group to carefully review the Canon Group Code of Conduct to gain a complete understanding of its contents. In this way, through our conduct, we can all contribute to making Canon a truly excellent global company.

March 29, 2012

Fujio Mitarai
Chairman & CEO Canon Inc.

Introduction	2

I. General Provisions	4
1. Scope of Application
2. Disciplinary Actions
3. Administrating and Managing Department
4. Consultation
5. Establishment of Monitoring Sections
6. Establishment of Subordinate Standards

II. Management Stance	6
1. Contribution to Society
(1) Provision of Excellent Products
(2) Protection of Consumers
(3) Preservation of the Global Environment
(4) Social and Cultural Contributions
(5) Communication
2. Fair Business Activities
(1) Practice of Fair Competition
(2) Observance of Corporate Ethics
(3) Appropriate Disclosure of Information

III. Code of Conduct for the Executives and Employees	9
1. Compliance with Corporate Ethics and Laws
(1) Fairness and Sincerity
(2) Legal Compliance in Performance of Duties
(3) Appropriate Interpretation of Applicable Laws, Regulations and Company Rules
2. Management of Corporate Assets and Property
(1) Strict Management of Assets and Property
(2) Prohibition Against Improper Use of Company Assets and Property
(3) Protection of the Company’s Intellectual Property Rights
3. Management of Information
(1) Management in Compliance with Rules
(2) Prohibition Against Personal Use of Confidential and Proprietary Information
(3) Prohibition Against Insider Trading
(4) Prohibition Against the Unlawful Acquisition of Confidential or Proprietary Information Pertaining to Other Companies
(5) Appropriate Use of Confidential and Proprietary Information Pertaining to Other Companies
4. Conflicts of Interests/Separation of Personal and Company Matters
(1) Avoidance of Conflicts of Interests
(2) Prohibition Against Seeking, Accepting or Offering Improper Gifts, Entertainment, or Other Benefits
(3) Prohibition Against Acquisition of Pre-IPO Shares
5. Maintenance and Improvement of Working Environment
(1) Respect for the Individual and Prohibition Against Discrimination
(2) Prohibition Against Sexual Harassment
(3) Prohibition Against Bringing Weapons or Drugs to the Company Workplace

Supplementary Provisions	18

I. General Provisions

I. General Provisions

1.	Scope of Application

This Canon Group Code of Conduct shall apply to all executives and employees of Canon Inc. and its subsidiaries [1] (hereinafter referred to as “the executives and employees of the Canon Group” or “the executive and employees”). The boards of directors of the individual member companies of the Canon Group shall adopt the Canon Group Code of Conduct before its application.

Note:

[1]	Subsidiaries are those companies in which Canon Inc. holds a majority equity position either directly or indirectly.

2.	Disciplinary Actions

The executives and employees of the Canon Group who act in clear violation of the provisions of the Code of Conduct shall be subject to disciplinary actions in accordance with the provisions of the Rules of Employment of the Canon Group company to which they belong.

3.	Administrating and Managing Department

Interpretation and application of the Canon Group Code of Conduct shall fall under the administration and management of the Compliance Office, Corporate Legal Center of Canon Inc.

Each member company of the Canon Group shall designate a specific department to administer and manage the Code of Conduct within that company, and shall ensure that the company’s executives and employees are fully aware of the contents of the Code of Conduct.

4.	Consultation

The executives and employees of the Canon Group are obligated to consult with their company’s designated department regarding any questions or concerns that they may have pertaining to compliance with the provisions of the Code of Conduct.

5.	Establishment of Monitoring Sections

Each member company of the Canon Group shall establish and maintain an internal organization for monitoring the company’s compliance with the Code of Conduct.

6.	Establishment of Subordinate Standards

Each member company of the Canon Group may establish subordinate standards or regulations that further define the Code of Conduct and standards concerning specific areas (e.g., information security).

II. Management Stance

II. Management Stance

The Canon Group shall conduct itself in accordance with the following management stance with regard to its relations with society. The executives and employees of the Canon Group shall perform their duties in accordance with this management stance.

1.	Contribution to Society

The Canon Group shall endeavor to make a positive contribution to people, communities, and societies throughout the world, by creating superior new technologies and product genres, and by incorporating these in the development of new business at appropriate locations around the globe.

(1) Provision of Excellent Products

The Canon Group shall strive to offer high-quality excellent products and prompt services that utilize the latest technologies and are designed to meet the needs and desires of its customers.

(2) Protection of Consumers

The Canon Group shall take every precaution to ensure that consumers incur neither bodily injury nor property damage as a result of defects or failures in its products and/or services.

(3) Preservation of the Global Environment

The Canon Group is keenly aware of the importance of preserving the global environment. The Canon Group shall therefore harness its creativity and activities to engage in positive measures for the preservation of the environment. It shall also work to prevent environmental deterioration and destruction through steps designed to conserve resources and energy, recycle products, and reduce waste.

(4) Social and Cultural Contributions

In keeping with its aspiration of continuing to be regarded as a respected corporate citizen throughout the areas in which it serves, the Canon Group shall contribute extensively to social and cultural endeavors through programs developed with a full awareness of the company’s role in the community.

(5) Communication

The Canon Group values good communication with society at large and shall work diligently to enhance public understanding of, and support for, the Canon Group’s management stance.

2.	Fair Business Activities

The Canon Group shall continue its commitment to full compliance with all laws and regulations applicable to its activities, and shall engage in its business with fairness and sincerity.

(1) Practice of Fair Competition

The Canon Group shall at all times avoid any business practice that undermines market competition, shall eschew the pursuit of profit through unlawful means, and shall refuse to participate in any practice that might raise suspicion in the eyes of the public.

(2) Observance of Corporate Ethics

In all its business activities, the Canon Group shall avoid any conduct that violates the principles of corporate ethics.

(3) Appropriate Disclosure of Information

The Canon Group shall, in its business activities, provide information accurately and truthfully in order to avoid any misunderstandings with customers. Similarly, the Canon Group shall not engage in improper advertising such as extravagant advertisement and misrepresentation that may mislead consumers.

III. Code of Conduct

for

the Executives and Employees

III. Code of Conduct for the Executives and Employees

In order that the management stance of the Canon Group as outlined in the preceding section not be undermined, the executives and employees of the Canon Group shall observe the following provisions of this Code of Conduct.

1.	Compliance with Corporate Ethics and Laws

(1) Fairness and Sincerity

The executives and employees of the Canon Group shall at all times refrain from any unfair behavior or practices, from any conduct that violates the principles of corporate ethics and social conventions, and from any conduct that might deteriorate society’s trust of the Canon Group. The executives and employees must perform their duties in the spirit of fairness and sincerity.

[Explanation]

When engaging in business activities with persons and entities outside the company, the executives and employees of the Canon Group are representatives of the Canon Group company to which they are belong and act pursuant to the authority vested in them by the company. Needless to say, in the performance of their duties, the executives and employees must at all times avoid methods and practices that violate any laws or regulations. Moreover, certain methods and practices that may not actually violate any laws or regulations should nevertheless be avoided if they violate relevant social conventions or ethical principles. Such conduct will inevitably lead to a loss of trust in and goodwill toward the Canon Group because it contravenes the business principles of “fairness and sincerity” that should be maintained at all times in the performance of one’s duty.

The executives and employees must always be aware of how others will view their conduct.

(2) Legal Compliance in Performance of Duties

The executives and employees of the Canon Group shall endeavor to fully understand the laws applicable to their business activities and the relevant rules of conduct of the company to which they belong, and they shall fully comply with these laws and rules in the performance of their duties.

[Explanation]

Legal compliance is one of the most important aspects of the management principles of the Canon Group. Legal compliance requires executives and employees to understand and comply with a wide range of laws and regulations, including, among others, antitrust laws designed to promote free and fair competition; laws and regulations pertaining to the export and import of goods and technologies; laws and regulations pertaining to the protection of consumers; laws and regulations pertaining to chemical materials and substances; and laws and regulations pertaining to environmental protection.

Violations of any of such laws and regulations can expose the individual executives and employees to criminal liability. Furthermore, such violations may expose the company to criminal liability resulting in the imposition of fines or other penalties as well as civil actions, which could result in payment of compensation for damages.

In addition, compliance with the rules of employment and other company rules is a principal obligation of every executives and employees founded on employment contracts or other applicable laws and regulations.

(3) Appropriate Interpretation of Applicable Laws, Regulations and Company Rules

In case of any concerns or questions relating to the interpretation of or compliance with any laws, regulations or rules, the executives and employees of the Canon Group must seek the advice of the departments that have specialty of such issues or the Legal Division.

[Explanation]

In reality, it is difficult for the executives and employees to be cognizant of the manner in which every potentially relevant law, regulation or rule may apply to their business activities. In the performance of their daily duties, if certain questions may arise concerning compliance with relevant laws, regulations or rules, the executives and employees must immediately seek the advice of departments within their company that possess expert knowledge relating to such compliance (e.g., the Legal Division, the Export-Import Control Department; etc.).

2.	Management of Corporate Assets and Property

(1) Strict Management of Assets and Property

The executives and employees of the Canon Group shall endeavor to protect and preserve the various assets and property of the company (products, goods, supplies, facilities and equipment, information and communication infrastructure, information, brands, trust, etc.) and must strictly manage these assets and property in accordance with the rules of their company.

[Explanation]

The executives and employees are responsible for managing personal computers and other company assets assigned to them for use in the performance of their duties in accordance with the rules of the company.

The executives and employees also have certain responsibilities regarding other company assets and property that have not been directly managed by them. Thus, when the executives and employees find that the value of such assets or property have been damaged or are threatened to be damaged due to theft or other improper or potentially harmful activity, the executives and employees are required to notify those responsible for such assets or property or take other appropriate measures.

(2) Prohibition Against Improper Use of Company Assets and Property

The executives and employees of the Canon Group are prohibited from using the assets and property of the company for their personal purposes, or removing assets and property from the premises of the company, unless otherwise provided in the rules of the company. Upon retirement, resignation or termination of employment, the executives and employees must return all company assets and property in their possession or control.

[Explanation]

Copiers, personal computers, telephones, and other company assets or property assigned to be managed by the executives and employees are to be used exclusively for the performance of their duties and not for personal use, either during or outside of business hours. Moreover, the executives and employees may not take these assets or property home or otherwise remove company assets or property from the premises of the company without permission.

The executives or employees leaving the company due to retirement, resignation or any other reason are responsible for returning all company assets and property in their possession or control.

(3) Protection of the Company’s Intellectual Property Rights

The executives and employees of the Canon Group shall strictly manage all of the company’s intellectual property rights that have been granted or have accrued to the company under the provisions of the law and the company rules or through any other means. In order to avoid infringing on the rights of third parties, due diligence must be exercised with respect to inventions, utility models, and copyright materials.

[Explanation]

Ownership and control of outstanding intellectual property is an indispensable element in ensuring the growth of any company involved primarily in the manufacture and marketing of products.

In accordance with applicable laws and regulations and the rules of the company, all inventions, utility models, copyrights or other intellectual properties generated by the executives and employees in the course of the performance of their duties will belong to the company as part of its intangible assets. Such assets must be strictly managed in accordance with the rules of the company.

Due care must be taken to avoid any illegal use of the confidential and proprietary information of third parties and any infringement of the rights of third parties in all procedures pertaining to inventions, utility models, and copyright materials.

3.	Management of Information

(1) Management in Compliance with Rules

The executives and employees of the Canon Group shall strictly manage the Canon Group’s confidential and proprietary information, undisclosed information, and all forms of personal information. When disclosing such information, the executives and employees shall comply with all applicable laws and regulations and prescribed company procedures.

[Explanation]

As mentioned in Chapter III Section 2 (1), confidential and proprietary information constitutes a vital company asset or property. Unauthorized disclosure of confidential or proprietary information can prove highly injurious to the company and third parties and can obstruct the smooth performance of business relationships. Therefore, confidential and proprietary information must be subject to particularly stringent protection and control.

On the other hand, publicly traded companies are obligated by various laws and regulations to disclose certain types of financial and other information to the public, and, in certain cases, publicly traded companies must voluntarily disclose certain other types of information not required to be disclosed by law. Any such disclosures must be undertaken by authorized persons in accordance with the prescribed procedures set by the company.

Given the wide availability and use of the Internet, many of the laws and regulations that pertain to this area require companies to fully protect personal information such as customer lists and directories.

(2) Prohibition Against Personal Use of Confidential and Proprietary Information

The executives and employees of the Canon Group are prohibited from revealing or using the Canon Group’s confidential, proprietary or undisclosed information for personal convenience, personal gain, or other personal purposes. The executives and employees are forbidden to reveal or use any information that they have acquired during their work for the company, even after they leave the company.

[Explanation]

The executives and employees are obligated to maintain the confidentiality of the confidential or proprietary information pertaining to the company to which they belong by the contractual terms of their employment or applicable laws and regulations. Maintaining the confidentiality of such information has two aspects: the obligation not to disclose the information to third parties, and the obligation to use such information in compliance with authorized purposes.

Use of confidential information by the executives and employees for the purposes other than those authorized in connection with the performance of their duties is improper in view of the second aspect of the obligation stated above. Especially, disclosure or unlawful use of technical know-how pertaining to manufacturing methods or marketing know-how including customer information may expose offenders to criminal charges such as breach of trust and give rise to other legal issues such as charges of unlawful competition.

(3) Prohibition Against Insider Trading

The executives and employees of the Canon Group are prohibited from buying or selling the publicly traded shares of their own company, affiliated companies, or other companies doing business with the company, on the basis of non-public information they have acquired during their work.

[Explanation]

So-called “insider trading” is prohibited by law. The law prohibits the buying and selling of the shares, convertible bonds, or other securities of publicly traded companies by persons with access to undisclosed material insider information—such as revenue estimates and sales data for new products—that may cause changes in the prices of such securities. A violation occurs when such transactions are undertaken prior to the public disclosure of the “insider” information.

Violators are personally subject to criminal charges. Furthermore, insider trading conducted by the executives and employees by misuse of internal information exposes the company to a loss of investors’ confidence.

(4) Prohibition Against the Unlawful Acquisition of Confidential or Proprietary Information Pertaining to Other Companies

The executives and employees of the Canon Group are prohibited from using illegal or wrongful means to acquire confidential or proprietary information pertaining to other companies.

[Explanation]

The acquisition of competitors’ confidential or proprietary information—such as technical know-how and customer lists—through improper means constitutes an act of unfair competition and in certain cases may constitute a crime.

The same legal issues may arise when a person knowingly acquires confidential or proprietary information that has been acquired by a third party through improper or illegal means.

(5) Appropriate Use of Confidential and Proprietary Information Pertaining to Other Companies

The executives and employees of the Canon Group shall handle any confidential or proprietary information disclosed by other companies to any member company of the Canon Group in accordance with the terms of the relevant contracts between the Canon Group company and those companies, and the internal rules of the Canon Group company.

[Explanation]

The company may receive confidential or proprietary information from other companies concerning business plans and other matters when examining the feasibility of a business tie-up. Similarly, the company may receive confidential or proprietary information concerning technical know-how in the case of a joint-development project. Almost without exception, such exchanges of confidential or proprietary information require non-disclosure agreements.

In general, non-disclosure agreements contain provisions prohibiting the disclosure of confidential and proprietary information to any third parties and the use of such information for unauthorized purposes. In order to avoid violation of non-disclosure agreements, the executives and employees with access to the confidential or proprietary information of other companies must handle such information in accordance with the provisions of the non-disclosure agreement and the internal rules of the company.

4.	Conflicts of Interests/Separation of Personal and Company Matters

(1) Avoidance of Conflicts of Interests

The executives and employees of the Canon Group must be cognizant of the roles assigned to them in the performance of their duties and they must work faithfully in the full discharge of those duties. In order to remain above suspicion, the executives and employees must not possess a personal interest in any transaction between their company and a third party, including, those who are doing business with, taking investment to, or negotiating contracts with their companies.

[Explanation]

The executives and employees have, through legal relationship with the company such as employment or trust, an obligation to “act in good faith on behalf of the company in the performance of their duties.” The executives and employees who have a personal interest or relationship with an individual or entity engaging in business with the company may expose themselves to suspicion that they may be sacrificing the best interests of the company for personal reasons or personal gain.

For instance, consider a case in which a party serving as a manufacturing sub-contractor is operated by a relative of an executive or employee of the Canon Group. This situation invites suspicion that preferential treatment is being given to this sub-contractor due to its relationship with the executive or employee, to the detriment of the company.

To preserve their loyalty to the company, the executives and employees must avoid situations involving “conflicts of interests”—situations where their obligation to act in good faith in the performance of their duties clashes (or may seem to clash) with personal interests (including the interests of their family members or others with personal connections to the executive or employee).

(2) Prohibition Against Seeking, Accepting or Offering Improper Gifts, Entertainment, or Other Benefits

The executives and employees of the Canon Group must neither accept nor seek, from its customers or parties who are doing business with the company, improper benefits such as gifts, entertainment, or promises of future considerations that exceed the normal scope of social conventions. The executives and employees must not offer such improper benefits to civil servants, parties who are doing business with the company, or customers of the company.

[Explanation]

Consider for example, a case in which the executive or employee accepts a high-priced gift from a party doing business with their companies. This situation invites suspicion that unjust advantage has been given to the gift-giver, in the selection of the party, or in the determination of the terms of transactions.

The executives and employees are obligated to act in good faith on behalf of their companies in the performance of their duties. Receipt of benefits that exceed the normal scope of social conventions will give rise to questions concerning whether an individual is in fact acting in good faith.

Conversely, the offering of improper benefits to others doing business with the company invites suspicion that the executive or employee in question is seeking undue advantage from the recipient of such favors. Such suspicion undermines public trust in the propriety of the Canon Group’s operations.

It should also be noted that the offering of such benefits to civil servants may in certain instances constitute a crime.

(3) Prohibition Against Acquisition of Pre-IPO Shares

The executives and employees of the Canon Group are prohibited from using their position in the company to personally acquire any pre-IPO shares (private equity) of another entity doing business, or involved in investment or contractual transactions, with the company.

[Explanation]

As a rule, the executives and employees are free to enter into sale or purchase of the stock for purpose of personal investment. Moreover, the acquisition of pre-IPO shares does not constitute “insider trading.”

The acquisition of pre-IPO shares of an entity doing business with the company may in some cases raise legal issues and, in any event, could create a “conflict of interest” as mentioned in Chapter III Section 4 (1) and may invite suspicion concerning an individual’s good faith with respect to the performance of their duties.

Furthermore, the use of one’s position in the company to acquire pre-IPO shares for the purpose of realizing capital gains upon the initial public offering constitutes a form of “occupational privilege” or “ex officio profit” that cannot be permitted.

5.	Maintenance and Improvement of Working Environment

(1) Respect for the Individual and Prohibition Against Discrimination

The executives and employees of the Canon Group must respect each other as individuals and must not discriminate against others for reasons of race, religion, nationality, gender, age, or any other improper classifications.

[Explanation]

People working together in the performance of their duties must respect each other’s personality regardless of their positions in the corporate hierarchy or the duties assigned to them.

Discrimination for reasons of race, religion, nationality, gender, age or on other grounds may give rise to legal issues.

(2) Prohibition Against Sexual Harassment

The executives and employees of the Canon Group are prohibited from engaging in any conduct or activities that undermine the preservation of a safe and pleasant working environment, including such improper conduct as violent behavior, threatening or intimidating behavior, sexual harassment, defamation, or any other type of improper behavior.

[Explanation]

The company is responsible for maintaining a working environment that is conducive to an efficient work performance. Violent behavior or other inappropriate conduct fetters the discharge of that responsibility. In addition, disrespectful behavior infringing upon the rights of others (e.g., personality rights) may give rise to serious legal issues.

(3) Prohibition Against Bringing Weapons or Drugs to the Company Workplace

The executives and employees of the Canon Group are prohibited from bringing to their workplace dangerous objects such as firearms, knives or other weapons. The executives and employees are further prohibited from maintaining illegal narcotics or other illegal controlled substances in the workplace.

[Explanation]

Bringing to workplace weapons such as firearms, knives, and illegal drugs undermines maintenance of a safe, healthy and pleasant working environment. Moreover, the possession of weapons or illegal drugs is prohibited by laws and regulations in many countries.

Supplementary Provisions

1.	Date of Enforcement

The Canon Group Code of Conduct was enacted by resolution of the Board of Directors of Canon Inc. on July 31, 2001, and came into force on August 10, 2001, the anniversary of the company’s founding.

CANON GROUP CODE OF CONDUCT

Date of Issue	March 29, 2012
Publisher:	Canon Inc. Compliance Office, Corporate Legal Center 30-2, Shimomaruko 3-Chome, Ohta-ku, Tokyo JAPAN

© CANON INC., 2001-2012